Exhibit 10.35

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Non-Employee Director Award)

Pursuant to the terms and conditions of the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Unit Agreement, attached as Appendix B (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one Share, plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement.

Grantee:

Date of Grant:	, 20 (“Date of Grant”)

Number of Restricted Stock Units:

Vesting Schedule:	The RSUs granted pursuant to the Agreement will become vested and be nonforfeitable as of the following schedule: [•]; provided, that, you remain a member of the Board continuously from the Date of Grant through such vesting dates. Shares will be issued with respect to the RSUs as set forth in Section 6 of the Agreement (which Shares when issued will be transferable and nonforfeitable).

By your signature and the signature of the Company’s representative below, you and the Company hereby acknowledge receipt of the RSUs issued on the Date of Grant indicated above, which have been issued under the terms and conditions of the Plan and the Agreement.

The Shares you receive upon settlement will be taxable to you in an amount equal to the closing price of the Shares on the date of settlement (or, if such date is not a business day, the last day preceding such day). By accepting the RSUs you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, and (c) a copy of the Agreement and the Plan has been made available to you. By accepting the RSUs you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to your service, your compensation or the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting of the RSUs.

                    ,

You further acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of the Plan and the Agreement, which are incorporated herein by reference.

Note: To accept the RSUs, execute this form and return an executed copy to                     (the “Designated Recipient”) by                     , 20    . Failure to return the executed copy to the Designated Recipient by such date will render this issuance invalid.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.,
a Delaware Corporation

By:
Name:
Title:

Accepted by:

[insert name of Grantee]

Date:

[insert name of Designated Recipient]

Date Received:

Attachments:	Appendix A – SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan

Appendix B – Restricted Stock Agreement

Appendix A

SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan

Appendix B

Restricted Stock Unit Agreement